(TRANSLATION)

ARTICLES OF INCORPORATION OF KOMATSU LTD.

(Amended as of June 25, 2004)

CHAPTER I. GENERAL PROVISIONS

Article 1. Corporate Name

The name of the Company shall be Kabushiki Kaisha Komatsu Seisakusho.

In English, the Company shall be called KOMATSU LTD.

Article 2. Objectives and Purposes

The objectives and purposes of the Company shall be to engage in the following businesses:

1.	Manufacture, repair, sale and purchase of construction machinery, agricultural machinery, industrial machinery, automobiles, internal combustion engines and various types of other machinery and equipment and parts thereof.

2.	Manufacture, sale and purchase of various iron and steel goods.

3.	Smelting, processing, sale and purchase of various types of iron and steel, pig-iron, ferroalloys and other special metals.

4.	Manufacture, sale and purchase of various types of electric materials and equipment.

5.	Manufacture, sale and purchase of various synthetic resin products.

6.	Manufacture, repair, sale and purchase of various armaments and parts thereof.

7.	Mining industry, and sale and purchase of minerals.

8.	Designing, executing, supervising and contracting various types of civil engineering and construction work for plants, dwelling house, and other structures.

9.	Sale and purchase of lumber, processed lumber products and various types of civil engineering and construction materials, machinery and equipment.

10.	Sale, purchase and lease of real property.

11.	Manufacture, sale and repair of industrial waste and general waste treatment devices.

12.	Collection, transportation, treatment and recycling of industrial waste and general waste, sale of such recycled products, and consulting on these matters.

13.	Development, creation, sales and consulting on computer software and computer systems.

14.	Electronic commerce using networks such as the internet.

15.	Information processing and information providing service.

16.	Financing services

17.	All business incidental to each and every one of the preceding items.

18.	Investing in other companies or promoting organization of other companies.

Article 3. Location of Head Office

The Company shall have its head office in Minato-ku, Tokyo.

Article 4. Method of Public Notice

All public notices made by the Company shall be given by publication in the Nihon Keizai Shimbun published in Tokyo.

CHAPTER II. SHARES

Article 5. Number of Shares Authorized to be Issued

The total number of shares authorized to be issued by the Company shall be three billion nine hundred fifty five million (3,955,000,000) shares. Provided, however, that this number shall be decreased accordingly if any shares are cancelled.

Article 6. One Unit (tangen) of Shares

The number of one unit (tangen) of shares of the Company shall be one thousand (1,000) shares.

Article 7. Acquisition of Own Shares

Pursuant to the provision of Article 211-3, Paragraph 2, Item 1 of the Commercial Code, the Company may purchase the Company’s own shares by a resolution of the Board of Directors.

Article 8. Non-Issuance of Share Certificates for the Shares Less Than One Unit (tangen) of Shares

The Company shall not issue share certificates for the shares amounting to less than one unit (tangen) of shares, unless otherwise described in the Share Handling Regulations.

Article 9. Purchase by a Shareholder of Shares Amounting to Less Than One Unit (tangen) of Shares

In accordance with the Share Handling Regulations, a shareholder (including hereinafter Beneficial Owners) who has shares amounting to less than one unit (tangen) of shares may request the Company to sell to him/her such number of shares as, together with the shares amounting to less than one unit held by him/her, would constitute one unit of shares.

Article 10. Transfer Agent

The Company shall appoint a transfer agent relating to the shares. The transfer agent and the place for providing shareholder service shall be designated by a resolution of the Board of Directors and the Company shall give a public notice of such designation. The Register of Shareholders, the Register of Beneficial Owners of the Company, and the Register of Lost Share Certificates shall be kept at the place for shareholders service of the transfer agent.

The Company shall have such transfer agent handle registration of change of shareholders, registration of a pledge of shares, indication of shares held in trust, re-issuance of share certificates, receipt of various notifications, preparation of the Register of Beneficial Owners, receipt of beneficial owners’ notification, registration of lost share certificates, purchase and sale of shares amounting to less than one unit (tangen) of shares, and any other services concerning shares. The Company shall not handle these services.

Article 11. Share Handling Regulations

Types of shares, and the handling of registration of change of shareholders, registration of a pledge of shares, indication of shares held in trust, re-issuance of share certificates, preparation of the register of Beneficial Owners, receipt of beneficial owners’ notification, registration of lost share certificates, purchase and sale of shares amounting to less than one unit (tangen) of shares, and any other handling concerning shares shall be governed by the Share Handling Regulations established by resolution of the Board of Directors.

Article 12. Registration of Shareholders, etc.

Shareholders, registered pledgees or their legal representatives, shall notify the transfer agent appointed by the Company of their names, addresses and seal impressions. Any changes in the matters prescribed in the preceding sentence shall likewise be notified. Foreign nationals who are accustomed to using their signatures may substitute their signatures for their seal impressions.

Article 13. Registration of Non-Resident Shareholders, etc.

Shareholders, registered pledgees or their legal representatives who reside of outside Japan shall notify the transfer agent appointed by the Company of the temporary addresses in Japan for themselves or their representatives in Japan. Any change in the matters so notified shall likewise be notified.

Article 14. Record Date and Suspension of Shareholders’ Register

Those shareholders who are listed or recorded in the Register of Shareholders or the Register of Beneficial Owners effective as of the closing of a business term of the Company shall be deemed shareholders who are entitled to exercise their rights in the ordinary general meeting of shareholders for such business term.

In addition to the case prescribed in the preceding paragraph, the Company may, through a resolution of the Board of Directors, deem those shareholders or registered pledgees listed or recorded in the Register of Shareholders or the Register of Beneficial Owners on a specified date to be shareholders or registered pledgees who are entitled to exercise their rights at the general meeting of shareholders, by giving a two (2) week prior public notice thereof.

In the case prescribed in the preceding two paragraphs or if the Board of Directors deem it necessary, a temporary suspension of new entries or recordings in the Shareholders’ Register may be effected through a resolution of the Board of Directors for a specified period, by giving a two (2) week prior public notice thereof.

CHAPTER III. GENERAL MEETINGS OF SHAREHOLDERS

Article 15. Convocation of General Meetings of Shareholders

An ordinary general meeting of shareholders shall be convened in June each year. An extraordinary general meeting of shareholders may be convened whenever necessary.

Except as otherwise provided by law, general meetings of shareholders shall be convened by the President of the Company pursuant to a resolution of the Board of Directors.

In the absence or disability of the President, the Executive Vice President or another director of the Company, in accordance with the order previously determined by the Board of Directors, may convene the meeting.

Article 16. Proxy Voting

If a shareholder or his/her legal representative intends to exercise his/her voting rights at any general meeting of shareholders through a proxy, the shareholder must entrust another shareholder who is eligible for exercising such voting rights of the Company.

The proxy shall submit to the Company a document evidencing his/her power of representation.

Article 17. Person to Preside at General Meetings of Shareholders

The President of the Company shall preside as chairman at general meetings of shareholders.

In the absence or disability of the President, the Executive Vice President or another director of the Company, in accordance with the order previously determined by the Board of Directors, may preside at the meeting.

Article 18. Resolutions of General Meetings of Shareholders

Except as otherwise provided by law or these Articles of Incorporation, resolutions of a general meeting of shareholders shall be adopted by the affirmative vote of a majority of the shareholders present at the meeting.

A special resolution set forth in Article 343 of the Commercial Code shall be made by the affirmative vote of not less than two-thirds (2/3) of the voting rights held by shareholders present at the meeting at which not less than one-third (1/3) of the voting rights of all shareholders are represented.

Article 19. Minutes of General Meetings of Shareholders

With respect to the substance of the proceedings and the results of general meetings of shareholders of the Company, minutes shall be prepared, either in paper or as an electronic record, and the chairman of the meeting and the directors present thereat shall affix their names and seals thereto or put their electronic signatures thereon. The minutes shall be kept at the Company.

CHAPTER IV. DIRECTORS AND BOARD OF DIRECTORS

Article 20. Number of Directors

The Company shall have no more than thirty (30) directors.

Article 21. Election of Directors

Directors shall be elected at a general meeting of shareholders of the Company.

For a resolution of the election of directors, the presence of shareholders representing at least one third (1/3) or more of the voting rights held by all the shareholders is required.

Cumulative voting shall not be used in electing directors.

Article 22. Representative Directors, etc.

The Board of Directors shall elect representative directors who shall represent the Company.

The Board of Directors may elect one (1) Chairman, one (1) President, one or more Executive Vice President(s), Executive Managing Director(s) (Senmu) and Managing Director(s) (Jomu) from among its members.

Article 23. Term of Office of Directors

The term of office of a director shall expire at the close of the ordinary general meeting of shareholders pertaining to the last settlement of accounts occurring within one (1) year after his/her assumption of office.

The term of office of a director elected to fill a vacancy shall be concurrent with the term of office of his/her predecessor.

Article 24. Convocation of Meetings of the Board of Directors

Meetings of the Board of Directors shall be convened in accordance with the rules established by the Board of Directors.

A notice of the convocation of a meeting of the Board of Directors shall be dispatched at least two (2) days prior to the date of such meeting provided, however, that such period of notice may be shortened in case of emergency.

Article 25. Person to Preside at Meetings of the Board of Directors

The person to preside as chairman at meetings of the Board of Directors shall be determined by the Board of Directors.

Article 26. Resolutions of Meetings of the Board of Directors

Resolutions of a meeting of the Board of Directors shall be adopted by the affirmative vote of a majority of the directors present thereat who constitute a majority of the directors in office.

In the case of an equality of votes, the chairman of the meeting shall have a casting vote.

Article 27. Minutes of Meetings of the Board of Directors

With respect to the substance of the proceedings and the results of meetings of the Board of Directors, minutes shall be prepared, either in paper or as an electronic record, and the directors and statutory auditor(s) present thereat shall affix their names and seals thereto or put their electronic signature thereon. The minutes shall be kept at the Company.

Article 28. Counselors and Advisors

The Board of Directors may elect Advisor(s) (Komon) or Counselor(s) (Sodan-yaku).

Article 29. Indemnification of the Directors

The Company may exempt a Director from his/her liability relating to his/her conduct as a Director pursuant to Article 266, Paragraph 1, Item 5 of the Commercial Code, by a resolution of the Board of Directors to the statutory maximum amount in accordance with the provisions of Article 266, Paragraph 12 of the Commercial Code.

CHAPTER V. STATUTORY AUDITORS AND THE BOARD OF STATUTORY AUDITORS

Article 30. Number of Statutory Auditors

The Company shall have no more than five (5) statutory auditors (Kansayaku).

Article 31. Election of Statutory Auditors

The statutory auditors shall be elected at a general meeting of shareholders of the Company.

For a resolution of the election of statutory auditors, the presence of shareholders representing at least one third (1/3) or more of the voting rights held by all the shareholders is required.

Article 32. Full-Time Statutory Auditors

The statutory auditors shall elect full-time statutory auditor(s) from among themselves.

Article 33. Term of Office of Statutory Auditors

The term of office of a statutory auditor shall expire at the close of the ordinary general meeting of shareholders pertaining to the last settlement of accounts occurring within four (4) years after his/her assumption of office.

The term of office of a statutory auditor elected to fill a vacancy shall be concurrent with the term of office of his/her predecessor.

Article 34. Convocation of Meetings of the Board of Statutory Auditors

Meetings of the Board of Statutory Auditors shall be convened in accordance with the rules established by the Board of Statutory Auditors.

A notice of the convocation of a meeting of the Board of Statutory Auditors shall be dispatched at least two (2) days prior to the date of such meeting provided, however, that such period of notice may be shortened in case of emergency.

Article 35. Person to Preside at Meetings of the Board of Statutory Auditors

The person to preside as chairman at meetings of the Board of Statutory Auditors shall be determined by the Board of Statutory Auditors.

Article 36. Resolutions of Meetings of the Board of Statutory Auditors

Except as otherwise provided by law, resolutions of a meeting of the Board of Statutory Auditors shall be adopted by the affirmative vote of a majority of all the statutory auditors in office.

Article 37. Minutes of Meetings of the Board of Statutory Auditors

With respect to the substance of the proceedings and the results of meetings of the Board of Statutory Auditors, minutes shall be prepared, either in paper or as an electronic record, and statutory auditors present thereat shall affix their names and seals thereto or put their electronic signature thereon. The minutes shall be kept at the Company.

Article 38. Indemnification of the Statutory Auditors

The Company may exempt the Statutory Auditor from the Statutory Auditor’s liabilities by a resolution of the Board of Directors to the statutory maximum amount in accordance with the provisions of Article 280, Paragraph 1 of the Commercial Code.

CHAPTER VI. ACCOUNTING

Article 39. Business Term

The business term of the Company shall commence on the first day of April each year and end on the last day of March of the following year. The accounts of the Company shall be closed as of the last day of each business term.

Article 40. Payment of Dividends

The Company shall pay dividends to shareholders or pledgees whose names are entered or recorded in the Company’s Shareholders’ Register or the Register of Beneficial Owners as of the end of the business term.

Article 41. Payment of Interim Dividends

The Company may, by resolution of the Board of Directors, pay interim dividends (“Interim Dividends”) provided under Article 293-5 of the Commercial Code to shareholders or pledgees whose names are entered or recorded in the Company’s Shareholders’ Register or the Register of Beneficial Owners as of September 30th of each year.

Article 42. Release from Dividends Payment

In the event that a shareholder or a registered pledge has not received dividends or interim dividends within three (3) years after the date on which the payment of such dividends or interim dividends was offered, the Company shall be released from its obligation to make such payment.